WHOLE LIVING SUBSIDIARIES


                        Brain Garden, Inc.
                        Nevada corporation

                       Vestrio Corporation
                         Utah corporation
                         dba:  Investrio

                 Simple Online Solutions, L.L.C.
                  Utah limited liability company